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                                                                     EXHIBIT 4.7


                             ARTICLES SUPPLEMENTARY

                   10.25% Junior Preferred Stock, 1996 Series
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                                       of

                               THE ROUSE COMPANY

     The Rouse Company, a Maryland corporation having its principal office in Howard County, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Charter of the Corporation, the Board of Directors has duly divided and classified 37,362 shares of the Preferred Stock of the Corporation, par value $.01 per share, into a series designated "10.25% Junior Preferred Stock, 1996 Series" and has provided for the issuance of such series.

     SECOND: The terms of the 10.25% Junior Preferred Stock, 1996 Series as set by the Board of Directors are as follows:

     1.  Designation and Amount.  The shares of such series shall be designated
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as "10.25% Junior Preferred Stock, 1996 Series" (the "1996 Series Preferred
Stock") and the number of shares constituting such series shall initially be 37,362, subject to increase or decrease by action of the Board of Directors effectuated by further Articles Supplementary.

     2.  Dividends and Distributions.
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          (i)  The holders of shares of 1996 Series Preferred Stock, in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, annual dividends payable in cash on each anniversary of the date of the first issuance of shares of 1996 Series Preferred Stock (each such date being referred to herein as an "Annual Dividend Payment Date"), commencing on the first Annual Dividend Payment Date after the first issuance of a share or fraction of a share of 1996 Series Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) 10.25% of the Base Liquidation Amount or (b) subject to the provision for adjustment hereinafter set forth, 180.374 times the aggregate per share amount of all cash dividends, and 180.374 times the aggregate per share amount (payable in kind) of all non-cash dividends
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     or other distributions other than a dividend payable in shares of Common
     Stock of the Corporation or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Annual Dividend Payment Date or, with respect to the first Annual Dividend Payment Date, since the first issuance of any share or fraction of a share of 1996 Series Preferred Stock, but in no event more than 200% of the amount stated in clause (a) of this sentence. In the event the Corporation shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of 1996 Series Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (ii) Dividends shall begin to accrue and be cumulative on outstanding shares of 1996 Series Preferred Stock from the date of issue of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of 1996 Series Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of 1996 Series Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     3.  Voting Rights.  Except as provided in Paragraph 4 of this Article, the
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holders of shares of 1996 Series Preferred Stock shall have no voting rights.

     4.  Certain Restrictions.  Without the consent of 66-2/3 percent of the
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outstanding shares of 1996 Series Preferred Stock (expressed by vote at a meeting or by written consent without a meeting), whenever annual dividends payable on the 1996 Series Preferred Stock as provided in paragraph 2 of this

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Article are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of 1996 Series Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the 1996 Series Preferred Stock;

          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the 1996 Series Preferred Stock, except dividends paid ratably on the 1996 Series Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the 1996 Series Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the 1996 Series Preferred Stock; or

          (iv) purchase or otherwise acquire for consideration any shares of 1996 Series Preferred Stock, or any shares of stock ranking on a parity with the 1996 Series Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     5.  Reacquired Shares.  Any shares of 1996 Series Preferred Stock purchased
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or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but

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unissued shares of Preferred Stock and may be classified again and reissued as part of a new series or class of Preferred Stock to be created by the Board of Directors pursuant to its power contained in the Charter, subject to the conditions and restrictions on issuance set forth herein.

     6.  Liquidation, Dissolution or Winding Up.  Upon any liquidation,
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dissolution or winding up of the Corporation, no distribution shall be made (a)
to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the 1996 Series Preferred Stock unless, prior thereto, the holders of shares of 1996 Series Preferred Stock shall have received the greater of (i) Four Thousand One Hundred Forty-eight Dollars and Sixty Cents ($4,148.60) per share (the "Base Liquidation Amount"), plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 180.374 times the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the 1996 Series Preferred Stock, except distributions made ratably on the 1996 Series Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of 1996 Series Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     7.  Consolidation, Merger, etc.  In case the Corporation shall enter into
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any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of 1996 Series Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 180.374 times the aggregate amount of stock, securities, cash

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and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of 1996 Series Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     8.  No Redemption.  The shares of 1996 Series Preferred Stock shall not be
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redeemable.

     9.  Rank.  The 1996 Series Preferred Stock shall rank junior with respect
         ----
to payment of dividends and on liquidation to all other Preferred Stock of the Corporation unless the terms of any other Preferred Stock specifically provide that it shall rank junior to, or on a parity with, the 1996 Series Preferred Stock.

     10.  Amendment.  The Charter of the Corporation shall not be amended in any
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manner that would materially alter or change the powers, preferences or special rights of the 1996 Series Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of 1996 Series Preferred Stock, voting together as a single class.

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     IN WITNESS WHEREOF, The Rouse Company has caused these presents to be signed in its name and on its behalf by its President and Chief Executive Officer and attested by its Secretary on the ____ date of June, 1996.


ATTEST:                             THE ROUSE COMPANY


______________________________      By: ________________________
Bruce I. Rothschild                      Anthony W. Deering
Secretary                                President and
                                         Chief Executive Officer




     THE UNDERSIGNED, President and Chief Executive Officer of The Rouse Company, who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


 ______________________________
                                    Anthony W. Deering
                                    President and
                                    Chief Executive Officer

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